Exhibit 10.22

EXECUTION VERSION

LOCAL MARKETING AGREEMENT

This Local Marketing Agreement (“Agreement”) is made and entered into as of this 1st day of February, 2023 (the “Effective Date”), by and among SOVRYN HOLDINGS, INC., a Delaware corporation (the “Licensee”) and STATION BREAK OPERATING, LLC, a Delaware limited liability company (the “Broker”). For purposes of this Agreement, Licensee and Broker each may be referred to individually as a “Party,” and together as the “Parties.”

W I T N E S S E T H

WHEREAS, Licensee holds the over-the-air television broadcast licenses and other authorizations (collectively, the “FCC Licenses”) issued by the Federal Communications Commission (“FCC”) used and useful for the operation of the following television stations (each a “Station” and collectively the “Stations”):

KNLA-CD, Los Angeles, California (FCC Facility ID #167309)

KNET-CD, Los Angeles, California (FCC Facility ID #3167)

KVVV-LD, Houston, Texas (FCC Facility ID #6690)

KYMU-LD, Seattle, Washington (FCC Facility ID #182983)

WHEREAS, pursuant to that certain Partial Strict Foreclosure Agreement of even date herewith by and among Licensee, Madison Technologies, Inc. (“Parent”), Philip Falcone, FFO 1 Trust, FFO 2 Trust, KORR Value, LP, Broker, Station Break Holdings, LLC (“Holdings”), and Arena Investors, L.P. (the “Partial Strict Foreclosure Agreement”), Parent has agreed to transfer, convey, assign and surrender to Holdings or its designee all of the Parent’s possession, right, title and interest in and to all of Licensee’s assets in exchange for the partial satisfaction of certain existing loan obligations of Parent and Licensee, subject to the FCC’s prior approval of the assignment of the FCC Licenses to Holdings or its designee;

WHEREAS, pending the consummation of the transactions contemplated by the Partial Strict Foreclosure Agreement, Licensee continues to operate the Stations;

WHEREAS, Licensee has broadcast time available for sale on the Stations and desires that Broker provide programming to fill such time that is responsive to the needs, interests, issues and desires of the Stations’ communities of license and service areas; and

WHEREAS, Broker desires to purchase time on the Stations to present its programming on the Stations and to sell advertising time for inclusion in said programming, and is willing to purchase that broadcast time, subject to the limitations set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the sufficiency of which are acknowledged, the parties hereto have agreed and do agree as follows:

1.         Term. Commencing on the date first written above and continuing thereafter until such time as this Agreement terminates as provided in Section 8 below (such period, the “Term”), Licensee shall make its broadcasting transmission and other facilities (including auxiliary broadcast, earth station, microwave and other ancillary facilities licensed under the FCC Licenses) available to Broker and to broadcast on the Stations, or cause to be broadcast on the Stations, such programming, commercial advertising, promotional announcements, public service announcements and other program related material as may be designated by Broker from time to time (collectively, the “Brokered Programming”), including, without limitation, (a) any programs, shows and other content provided by and/or available to Licensee under its respective network affiliation agreements, film and program barter agreements, sports rights agreements, news rights or service agreements, syndication agreements and other programming related contracts in effect on the Effective Date of this Agreement (and as may be amended from time to time, with Licensee’s reasonable consent, consistent with the terms of this Agreement), to the extent designated by Broker (“Licensee Program Contracts”), provided, however, that Broker shall comply with all requirements in such Licensee Program Contracts, and (b) as may be acquired and supplied to the Stations by Broker (the “Broker Supplied Programming”) (in each case subject to Licensee’s control as provided elsewhere in this Agreement). Regardless of any language herein to the contrary, Broker shall not modify or terminate any Licensee Program Contracts without Licensee’s prior reasonable consent, which consent shall not be unreasonably withheld, delayed, conditioned, or denied.

2.         Consideration. As consideration for the rights granted to it under this Agreement, including, without limitation, the airtime made available hereunder as well as the use of the Licensee’s assets, Broker shall make payments to or for the benefit of the Licensee, as set forth in Attachment I to this Agreement.

3.         Station Facilities.

(a)        Program Time. Throughout the Term, Licensee shall make available to Broker the broadcast transmission facilities of the Stations, and shall cause to be broadcast using such facilities, the Brokered Programming. Licensee’s broadcast transmission facilities shall be made available to Broker by Licensee for the maximum time authorized by the FCC up to one hundred sixty-eight (168) hours per week per Station, Sunday through Saturday, except for downtime occasioned by routine maintenance. Licensee shall cooperate fully in making the facilities of the Stations available to Broker and in broadcasting the Brokered Programming as provided in this Section 3(a). Broker shall make available to Licensee a sufficient amount of Brokered Programming to enable the Stations to meet their respective minimum hours of operation required under the rules and regulations of the FCC and the policies adopted pursuant to such rules and regulations (the “FCC Rules”). Without limiting the foregoing and for avoidance of doubt, Broker shall be entitled to use all of the Stations’ digital transmission capacity. Broker’s use of the digital broadcast transmission facilities of the Stations, and its broadcast of Brokered Programming over such facilities, shall be in compliance with, and not be in derogation of, Licensee’s obligations under the FCC Licenses.

(b)        Use of Station Facilities and Personnel. To facilitate delivery of programming by Broker to Licensee hereunder, Licensee hereby grants to Broker the right, for the Term of this Agreement, to use all of the Licensee’s respective assets, including, without limitation, all of the Licensee’s respective rights, title and interest under Licensee Program Contracts, the Stations’ studios (the “Studios”) and transmission sites (the “Sites”) and the equipment owned or leased by Licensee located therein or thereon (the “Broadcast Equipment”) for the purpose of airing the Brokered Programming on the Stations pursuant to this Agreement. In addition, Broker shall have, and Licensee hereby grants to Broker, a right to (i) enter upon, occupy and use all real and personal property owned, leased or licensed to the Licensee and the Stations, including any property on which the Studios and the Sites are located, for purposes of producing, inserting, clearing, and airing the Brokered Programming, and for performing such billing, collections, treasury and other cash management functions that Broker may wish to perform in connection with this Agreement, and (ii) utilize Licensee’s employees, contractors and consultants in the performance of Broker’s obligations under this Agreement, subject in all respects to Licensee’s ultimate control over such persons and the provisions set forth in Sections 5(a) and 5(b)(i). In the event that it exercises the right to enter upon any property owned or leased to Licensee to use the Studios or the Sites, Broker shall maintain the Broadcast Equipment, Studios, Sites and other Station facilities in good working order, free and clear of liens, claims or encumbrances of any third party claiming by, through or under Broker, other than any permitted liens allowed pursuant to the Licensee’s existing financing documents. Alternatively, Broker may originate its programs for broadcast on the Stations from Broker’s own studio(s) or other locations, in which case Broker shall be responsible, at its sole expense, for the delivery of such programming to the Stations; provided, that, such election by Broker shall not reduce Licensee’s right to compensation and reimbursement in regard to Licensee’s maintenance and operation of the Stations’ Studios, Sites, Broadcast Equipment and transmission facilities during the Term as provided in Attachment I. Licensee shall be permitted, upon thirty (30) days’ prior written notice to Broker, to change the location of the Studios or the Sites.

(c)        Maintenance; Interruption of Normal Operations. During the Term, Licensee shall (1) maintain all of the Stations’ FCC Licenses in full force and effect, (2) maintain the operating power of the Stations at the maximum levels authorized by the FCC for the Stations, and (3) repair and maintain Licensee’s studio and transmission facilities and equipment in good operating condition. Licensee shall use commercially reasonable efforts to provide at least forty-eight (48) hours’ notice to Broker in advance of any maintenance work affecting the operation of any Station, which shall be undertaken at such hours and on such terms as to cause the least disruption to Broker’s operations. If any Station suffers any loss or damage of any nature to its transmission facilities which results in the interruption of service or the inability of such Station to operate with its maximum authorized facilities, the Party first learning of such loss or damage shall notify the other Party as soon as possible and Licensee shall at its own expense, with Broker’s assistance, as soon as possible, undertake such repairs as are necessary to restore full-time operation of such Station with its maximum authorized facilities, after the occurrence of any such loss or damage. If Licensee is unable to complete such repairs within a reasonable time as determined by Broker, then Broker may undertake such repairs, subject to Licensee’s supervision.

(d)        Force Majeure. Any failure or impairment of facilities or any delay or interruption in the broadcast of programs, or failure at any time to furnish facilities, in whole or in part, for broadcast, due to a cause beyond the control of Licensee, shall not constitute a breach of this Agreement. Broker and Licensee shall exercise commercially reasonable efforts to remedy any such conditions affecting compliance with their obligations under this Agreement.

4.         Station Programming Policies.

(a)        Compliance with Law. Broker agrees and covenants that all programming, advertising spots, promotional material and announcements that it provides for broadcast on the Stations shall comply in all material respects with: (i) all applicable federal, state and local laws, rules and regulations, including the Communications Act of 1934, as amended (the “Act”), the FCC Rules, and the rules and regulations of the Federal Trade Commission (“FTC”); and (ii) all subsequent changes to the FCC Rules, the Act and the FTC rules and regulations. Broker acknowledges that Licensee has not urged, counseled, or advised the use of any unfair business practice. If Licensee determines in good faith that a program supplied by Broker does not comply with the law or serve the public interest, Licensee may, upon prior written notice to Broker (to the extent time permits such notice), suspend or cancel such program. Licensee shall use reasonable efforts to provide such written notice to Broker prior to the suspension or cancellation of such program. Licensee shall have no liability to Broker for suspending or canceling programming pursuant to this Section 4(a), and Broker shall have no liability to Licensee if any programming is suspended or cancelled pursuant to this Section 4(a).

(b)        Broker Compliance with Intellectual Property Rights. Broker represents and warrants to Licensee that Broker has full authority to broadcast the Broker Supplied Programming, and that Broker shall not broadcast any such material in violation of the Copyright Act or that otherwise violates any intellectual property or other rights of others, including but not limited to the rights of privacy and publicity. The right to use the programming and to authorize its use in any manner shall be and remain vested in Broker.

(c)        Sales. Broker shall have the right to collect and retain (i) all revenues of the Stations (including without limitation all barter revenue, all revenue pursuant to the Stations’ retransmission consent agreements (if any), and all revenue from the Stations’ websites (if any)) earned but uncollected during the sixty (60) days immediately preceding the commencement of the Term, and (ii) thereafter, all revenues of the Stations (including without limitation all barter revenue, all revenue pursuant to the Stations’ retransmission consent agreements, if any, and all revenue from the Stations’ websites, if any). During the Term, Broker shall not terminate or alter any of the Stations’ or Licensee’s existing relationships, contractual or otherwise, with their national, regional and/or local ad rep/sales firms, or substitute in whole or in part any other ad rep firm for marketing or promotion of any Station’s advertising inventory; provided, that, in the event that the Broker wishes to recommend the termination or alteration of any of such existing relationships, contractual or otherwise, or the substitution in whole or in part of any other ad rep firm for marketing or promotion of any Station’s advertising inventory, then Licensee agrees to meet (either in person or telephonically) with Broker within three (3) Business Days of Broker’s meeting request to discuss in good faith such recommendation.

(d)     Payola. Broker agrees that it will not accept any consideration, compensation, gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, material, supplies or other merchandise, services or labor (collectively “Consideration”) for the inclusion of any matter as part of the programming or commercial matter supplied by Broker to Licensee for broadcast on the Stations, whether or not pursuant to written contracts or agreements between Broker and merchants or advertisers, unless the party making or accepting such Consideration is identified in the program for which Consideration was provided as having paid for or furnished such Consideration, in accordance with the Act and FCC requirements.

(e)        Cooperation on Programming. Broker, with Licensee’s cooperation and assistance, shall ensure that programming is broadcast which is responsive to the needs and interests of the Stations’ communities of license and service areas (and which may be different from programming currently broadcast by the Stations). Broker shall, upon reasonable request, provide Licensee with information concerning such of Broker’s programs as are responsive to community issues so as to assist Licensee in the satisfaction of its public service programming obligations. Broker shall also provide Licensee such other information necessary to enable Licensee to prepare records and reports required by the FCC or other local, state, or federal government entities, including the quarterly issues/programs lists and children’s television reports required by the FCC. Broker shall promptly provide Licensee with any complaints or comments received regarding any programming broadcast on the Stations.

(f)         Station Identification and EAS. Broker shall cooperate with Licensee to ensure compliance with the applicable FCC Rules regarding the broadcast of hourly station identification announcements and required Emergency Alert System (“EAS”) tests.

(g)        Political Advertising. Any qualified political candidate for federal office shall have access to the Stations under this Agreement in accordance with the applicable FCC Rules. In addition, Broker, with Licensee’s cooperation and assistance, shall ensure the Stations’ compliance with all other FCC Rules regarding political broadcasting. Licensee shall promptly supply to Broker upon request, and Broker shall promptly supply to Licensee upon request, such information, including all inquiries concerning the broadcast of political advertising, as may be necessary to comply with the FCC Rules, including the lowest unit rate, equal opportunities, reasonable access, political file and related requirements of the Act, the FCC Rules and federal election laws. In the event that Broker fails to satisfy the political broadcasting requirements under the Act, the FCC Rules and any other applicable federal election laws and such failure inhibits Licensee in its compliance with the FCC Rules regarding political broadcasting, then to the extent reasonably necessary to assure such compliance, Broker shall either provide rebates to political advertisers or release broadcast time and/or advertising availabilities to Licensee at no cost to Licensee.

(h)        Licensee Control of Programming. Licensee shall maintain such rights to suspend or preempt programming as provided in Sections 4(a) and 6(a) herein.

(i)         Intellectual Property. Licensee hereby grants to Broker, during the Term, a license (including the right to sublicense to affiliates of Broker) to utilize the call signs, slogans, and all other intellectual property used by the Stations, but only to the extent such intellectual property rights are owned by, or licensed to and assignable by or sublicensed to another party by, Licensee. Licensee agrees to make commercially reasonable best efforts during the Term to assist Broker in gaining ownership of, or the right to use, any other intellectual property used by the Stations on the Effective Date.

5.         Responsibility for Employees and Expenses.

(a)         Employees. Licensee shall maintain such personnel and facilities as shall be necessary to enable Licensee to perform its obligations as Licensee pursuant to this Agreement and as FCC licensee of the Stations in accordance with the FCC Rules.

(b)         (i) Subject to the receipt of any Shortfall Reimbursement and the provisions of this Section 5, Licensee shall employ and be responsible for the salaries, commissions, taxes, insurance, and all other related costs of all personnel of Licensee involved in the operation of the Stations and the production and broadcast of the Stations’ programming and will be responsible for the salaries, taxes, benefits, insurance, and related costs for all such employees. A list of the employees, their salaries and related labor costs subject to this Section 5(b) is set forth on Schedule 5(b) hereto.

(ii)        Broker shall employ and be responsible for the salaries, commissions, taxes, insurance and all other related costs of all personnel and property hired or acquired by Broker during the term of this Agreement. Whenever on the Stations’ premises, Broker’s personnel shall be subject to the supervision and the direction of Licensee.

(iii)       On and after the date that occurs sixty (60) days after the Effective Date, the Broker shall have the right to offer employment to any of Licensee’s employees. To the extent that an individual is not offered and/or does not accept an offer of employment with Broker (“Non-Broker Employees”), he or she shall (A) remain an employee of Licensee, (B) except as provided in Sections 1 and 2(c) of Attachment 1, Broker shall have no obligations with respect to such Non-Broker Employee, and (C) Licensee shall promptly take such action to ensure that the Non-Broker Employee has no continuing role with respect to the operations of any Station, except to the extent that Licensee determines is reasonably necessary under the FCC Rules. Once Broker has determined which employees to whom Broker intends to offer employment, then Broker shall notify Licensee of the names of such Licensee employees.

(c)        Expenses and Liabilities.

(i)         Subject to the provisions set forth in Attachment I hereto, Licensee shall be responsible for the timely payment of all fees, costs and other expenses associated with the day-to-day operation of the Stations, including, without limitation, all (A) corporate overhead, maintenance, repair and replacement expenses and capital expenditures and costs to and for the Stations’ transmission facilities, equipment, Studios and Broadcast Equipment, in the ordinary course; (B) mortgage and/or lease payments, taxes and insurance relating to real property owned or leased by Licensee, if any; (C) any federal, state and local taxes levied upon the Stations and Licensee in connection with the operation of the Stations, including employee payroll taxes; (D) electric, telecommunications and other utility payments; (E)  casualty and liability insurance for all Station facilities; (F) all FCC regulatory and filing fees and assessments; (G) legal and accounting and other professional fees and expenses relating to the Stations’ operations, maintenance of the Stations’ federal, state and local licenses and permits, and compliance with federal, state and local requirements; (H) and the fees of Licensee’s consulting engineer.

(ii)         Subject to the provisions set forth in Attachment I hereto, and except as otherwise provided in this Agreement, Broker shall be responsible for all liabilities, debts and obligations arising from the acquisition of Broker Supplied Programming, including, without limitation, accounts payable, barter agreements and unaired advertisements; provided, that, such responsibility shall be limited to costs specifically arising from the acquisition and broadcast of such programming, and not operational expenses. Broker shall pay or reimburse Licensees for all telephone calls associated with program production and listener responses, for the fees to ASCAP, BMI and SESAC related to the Broker Supplied Programming, and for any other copyright fees attributable to the Broker Supplied Programming broadcast on the Stations pursuant to this Agreement. Broker shall make any arrangements necessary and be solely responsible for the cost of delivering the Broker Supplied Programming to the Stations.

6.         Operation of Stations. Notwithstanding any other provision of this Agreement, Licensee shall have full authority and power over the operation of the Stations during the Term of this Agreement as more specifically set forth below.

(a)        Licensee Control of Station Operations. Licensee shall retain control over the policies, programming and operations of the Stations, including, without limitation: (i) the right to suspend or cancel programming or advertisements pursuant to Section 4(a) herein, (ii) the right to preempt any programs not in the public interest or in order to broadcast a program deemed by Licensee to be of greater national, regional or local interest (provided that Licensee shall exercise such right only to the extent necessary to carry out its obligations as FCC licensee, and shall not exercise such right in an arbitrary manner or for the commercial advantage of Licensee or others), and (iii) the right to take any other actions necessary for compliance with federal, state and local laws, the Act and the rules, regulations and policies of other federal government entities. Licensee will use its best efforts to give Broker reasonable notice in writing of its intention to preempt Brokered Programming. Licensee also shall retain the right to break into Brokered Programming without prior notice in case of an emergency, provided that all revenues for advertising time airing during such emergency programming shall be remitted to Broker. In the event that the broadcast of Brokered Programming on the Stations is preempted, suspended, cancelled or otherwise disrupted, other than pursuant to Sections 3(d) and 4(a) or this Section 6(a) (in which case Licensee shall have no liability to Broker), then the payments by Broker of all amounts due hereunder shall be prorated by Station on a daily basis and Broker shall not be obligated to make payments for those days and for those Stations on which Brokered Programming was preempted, suspended, cancelled or disrupted.

(b)        Licensee Responsibility for FCC Compliance. Licensee shall at all times be solely responsible for compliance with all applicable FCC Rules, including those relating to public service programming, maintenance of political and public inspection files, station records and the Stations’ logs, the preparation of issues/programs lists, and for retaining and supervising one or more chief operators, as that term is defined by the FCC, to ensure compliance with the FCC Rules governing the technical operation of the Stations. Broker shall maintain all necessary records to permit Licensee to meet its obligations under this paragraph and shall otherwise fully cooperate with Licensee regarding Licensee’s responsibilities hereunder. Except as required to comply with FCC Rules and policies, including those regarding the maintenance of the public inspection file as applicable (which shall at all times remain the responsibility of Licensee), Licensee shall not be required to receive or handle messages in connection with programs broadcast on the Stations. During the Term, Licensee shall, with Broker’s cooperation and assistance, file all reports, applications, notices, responses, and other papers with the FCC and any other federal, state, or local regulatory agency or authority relating to the FCC Licenses and the operation of the Stations; provided, that, if Licensee fails to timely file such reports, applications, notices, responses, and other papers, then Broker, with Licensee’s supervision and assistance, may file such reports for Licensee.

(c)         Depiction of Licensee. Broker agrees that, during the Term of this Agreement, it shall not represent itself to be the FCC licensee of any Station to any party.

(d)        Contracts. Subject to Section 1 above, Broker may elect to assume any or all of Licensee’s rights, obligations and commitments under Licensee’s existing programming, cash advertising, trade/barter and vendor or supplier agreements (“Licensee’s Contracts”) to the extent permitted by FCC Rules and other applicable Law. In the event that commercial advertising time to be run after the Effective Date was prepaid (in cash or goods) to Licensee under any Licensee’s Contracts that Broker elects to assume, Broker shall be entitled to reimbursement for the value of such commercial advertising time. In the event that Broker wishes to recommend the termination or alteration of any Licensee’s Contracts, then Licensee agrees to discuss in good faith such recommendation. Neither Broker nor Licensee will enter into any third-party contracts, leases or agreements that would conflict with this Agreement or result in a material breach of this Agreement.

7.         Default.

(a)         Events of Default by Broker. The following shall, after the expiration of the applicable cure periods, constitute Events of Default by Broker:

(i)          Broker’s failure to timely pay pursuant to subsection 3 of Attachment I hereto the undisputed portion of any Shortfall Reimbursement (as that term is defined in Attachment I hereto) or any obligations required to be met by the Broker hereunder;

(ii)         the default by Broker in the material observance or performance of any material covenant, condition or agreement contained herein;

(iii)        if Broker (A) shall make a general assignment for the benefit of creditors, or (B) file or have filed against it a petition for bankruptcy, reorganization or an arrangement for the benefit of creditors, or for the appointment of a receiver, trustee or creditor representative for the property or assets of such party under any federal or state insolvency law, which, if filed against such party, has not been dismissed or discharged within sixty (60) days; or

(iv)        if any material representation or warranty herein made by Broker, or in any certificate or document furnished by Broker to Licensee pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished.

(b)        Events of Default by Licensee. The following shall, after the expiration of the applicable cure periods, constitute Events of Default by Licensee:

(i)         if the broadcast of Brokered Programming on the Stations is preempted, suspended, cancelled or otherwise disrupted through actions of Licensee, other than pursuant to Sections 3(d), 4(a), or 6(a);

(ii)        if Broker is prevented from exercising its rights pursuant to Section 3(b) to use the Studios, Sites or Broadcast Equipment;

(iii)       the default by Licensee in the observance or performance of any covenant, condition or agreement contained herein;

(iv)       if any material representation or warranty herein made by Licensee, or in any certificate or document furnished by Licensee to Broker pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished.

(c)         Cure Periods. An Event of Default shall not be deemed to have occurred until the date that occurs five (5) business days after the date upon which the non-defaulting Party has provided the defaulting Party with written notice specifying the event or events that if not cured within such five-business day period, would constitute an Event of Default and specifying the action necessary to cure the default within such period. This period may be extended for a reasonable period of time by an agreement between the Parties.

8.         Termination. This Agreement shall terminate (a) upon the assignment of the FCC Licenses for the Stations to the Broker or its designee, (b) with respect to any Station or Stations, upon the closing of a sale of such Station or Stations to a third party (a “Third-Party Sale”), (c) upon any expiration or termination of the Partial Strict Foreclosure Agreement, or (d) otherwise pursuant to the terms of this Agreement.

(a)         Termination Upon Default. Upon the occurrence of an Event of Default, the non-defaulting Party may terminate this Agreement, provided, that, it is not also in material default hereunder. Notwithstanding the foregoing, or any provision of this Agreement, any termination of this Agreement: (i) shall not constitute an election of remedies with regard to such default or such termination; and (ii) shall not affect, or limit, the ability of the non-defaulting Party to avail itself of any and all remedies which otherwise would have been available to it, at law or in equity.

(b)        Termination Upon Certain Events. This Agreement may be terminated in Broker’s sole discretion if the application for assignment of the FCC Licenses for the Stations to the Broker or its designee (the “FCC Application”) is dismissed or denied by the FCC by an order that is no longer subject to any stay, reconsideration, review or appeal, including such action by the FCC on its own motion. Notwithstanding the foregoing, however, any exercise by Broker or its designee pursuant to the Partial Strict Foreclosure Agreement of its right, if any, to seek specific performance to purchase the Stations shall not constitute a termination of this Agreement.

(c)         Termination Upon Order of Governmental Authority. Subject to the termination rights provided herein, if this Agreement is challenged at the FCC, Licensee and Broker shall jointly defend the Agreement and the parties’ performance thereunder throughout all FCC proceedings, with the intention that the Parties share approximately equally the cost of defense. If portions of this Agreement do not receive the approval of the FCC, then the Parties shall reform the Agreement as necessary to satisfy the FCC’s concerns. If the Parties are unable despite good faith negotiation for a period of thirty (30) days to reform the Agreement as necessary to satisfy such concerns, Broker may terminate this Agreement by giving thirty (30) days’ prior written notice to Licensee.

(d)        Reserved.

9.         Mutual Representations, Warranties and Covenants. Licensee and Broker represent that they are legally qualified, empowered and able to enter into this Agreement, and that the execution, delivery and performance hereof shall not constitute a breach or violation of any agreement, contract or other obligation to which either party is subject or by which it is bound. Without limiting the foregoing:

(a)        Broker certifies that this Agreement complies with the FCC Rules regarding ownership of broadcasting stations, 47 C.F.R. §73.3555; and

(b)        Licensee certifies that it maintains ultimate control of the Stations’ facilities, including control over the Stations’ finances, personnel, and programming.

10.       Notices. All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given or made when (a) delivered personally to the recipient, (b) sent to the recipient by electronic mail (in which case, it will be effective upon receipt of confirmation of good transmission, including, but not limited to, any response to such electronic mail), or (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), and in the cases of clauses (a) and (c) above, will be accompanied by email within one (1)   business day of the day notice is given. Such notices, demands and other communications will be sent to the parties at the addresses indicated below, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party:

If to Licensee, to:

Sovryn Holdings, Inc.
450 Park Avenue, 30th Floor
New York, New York 10022
Attention: Phil Falcone
Telephone: 917-566-8988
Email: pfalcone@go.tv

if to Broker, to:

with a copy to (which shall not constitute notice):

- and -

11.       Modification and Waiver. No modification of any provision of this Agreement shall in any event be effective unless it is in writing and signed by all Parties, and then such modification shall be effective only in the specific instance and for the purpose for which given. The Effective Date may be changed upon written agreement by the Parties hereto.

12.       Construction. This Agreement shall be construed in accordance with the Act, the laws of the State of Delaware and the FCC Rules. This Agreement shall not be interpreted or construed more strictly against any one Party by reason of any rule of interpretation or construction under which a document is to be construed more strictly against the drafting Party.

13.       Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Notwithstanding any other provision of this Agreement to the contrary, Broker shall have the right at its sole discretion (without Licensee’s consent) to assign this Agreement and all of its rights and obligations hereunder to any other entity that is a direct or indirect parent or subsidiary of the Broker or an affiliated company under common ownership or control with the Broker.

14.       Counterpart Signatures. This Agreement may be signed in one or more counterparts, each of which shall be deemed a duplicate original, binding on the parties hereto notwithstanding that the parties are not signatory to the original or the same counterpart. A facsimile or PDF of a signature will be given the same binding effect as if the signature were original. This Agreement shall be effective as of the date first above written.

15.       Amendments. No alteration, modification or change of this Agreement shall be valid unless it is in writing executed by the Parties hereto.

16.       No Partnership or Joint Venture Created. Nothing in this Agreement shall be construed to make Licensee and Broker partners or joint venturers or to afford any rights to any third party other than as expressly provided herein.

17.       Severability. Subject to the provisions hereof, in the event any provision contained in this Agreement is held to be invalid, illegal or unenforceable, such holding shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

18.       Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York (without giving effect to the principles of conflicts of laws thereof), except to the extent that the laws of such State are superseded by other applicable federal law.

19.       Public Announcement. Licensee shall place a copy of this Agreement in the public files of the Stations to the extent required by the FCC Rules, and the parties acknowledge that this Agreement shall be filed with the FCC Application. As to any other announcements or press releases, no party hereto shall, and each party hereto shall direct and use reasonable efforts to cause its representatives and agents to not, directly or indirectly, issue any press release or make any public announcement, comment or statement with respect to, or otherwise divulge or disclose the existence of, this Agreement, or the transactions contemplated hereby or the terms, conditions or other aspects of such transactions without prior approval of the other Parties hereto (which shall not be unreasonably withheld or delayed), except as and to the extent that such party shall be obligated by law, rule or regulation, in which case the other Party hereto shall be so advised and the Parties hereto shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued.

20.       Further Assurances. At the request and the sole expense of the requesting Party, Licensee or Broker, as applicable, shall execute and deliver, or cause to be executed and delivered, such documents as Licensee or Broker, as applicable, or their respective counsel may reasonably request to effectuate the purposes of this Agreement.

21.       Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the Parties hereto.

22.       Indemnification by Broker. Broker shall indemnify and hold harmless Licensee against all claims, causes of action, damages, liability, costs and expenses (including reasonable attorney’s fees and expenses) arising from Broker’s use of the Stations’ facilities and equipment, the broadcast of Brokered Programming on the Stations’ transmission facilities (unless such programming was provided under Licensee Program Contracts or was broadcast at the direction of Licensee), and from any failure by Broker to comply with its obligations under this Agreement, including without limitation for libel, slander, unfair competition or trade practices, infringement of trademarks, service marks, trade names or program titles, violation of rights of privacy, infringement of copyrights and other proprietary rights, and violation of FCC or other regulatory or legal requirements, whether caused by the action or inaction of Broker, other than on account of Licensee’s gross negligence or willful misconduct.

{Signature Page to Follow}

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

LICENSEE:

SOVRYN HOLDINGS, INC.

By:	/s/ Phillip Falcone
	Name:	Phillip Falcone
	Title:	CEO and Secretary

BROKER:

STATION BREAK OPERATING, LLC

By:	/s/ Lawrence Cutler
	Name:	Lawrence Cutler
Title:

[Signature Page to Local Marketing Agreement]

ATTACHMENT I

Compensation and Reimbursement Schedule

1.           Expense Reimbursement. During the Term, Licensee shall pay all of its expenses in connection with its operation of the Stations in the ordinary course (the “Station Expenses”). From the Effective Date through the end of the calendar month in which the Effective Date occurs, and for each calendar month thereafter for the remainder of the Term (prorated as set forth below), a designated representative of Licensee shall deliver to Broker within ten (10) days following the end of each such month a statement (“Expense Statement”) setting forth in commercially reasonable detail the Station Expenses that Licensee paid during such month, together with such supporting documentation as Broker may reasonably request. If the Station Expenses exceed the cash received by the Stations (“Station Revenue”) during such calendar month, then the Broker shall pay the difference between the Station Expenses and the Station Revenue upon receipt of an Expense Statement (such payment, a “Shortfall Reimbursement”) pursuant to the payment terms set forth in Subsection 3 below. Any Station Expense that straddles the Term and any period beginning or ending before or after the Term that is not clearly allocable to periods before or after the Term shall be prorated between Licensee and Broker on the basis of the number of days elapsed. For purposes of clarity and avoidance of doubt, the Parties understand and agree that the Station Expenses in the ordinary course shall include, but are not limited to, the following:

(a)      all monthly costs incurred by Licensee in connection with the operation of the Stations, and maintenance of the Stations’ licenses, permits and authorizations in force, during the Term of this Agreement;

(b)     all lease payments for the leased Real Property and all other costs incident thereto;

(c)     all utility costs (telephone, electricity, water, etc.) relating to the Stations;

(d)     all delivery and postal services,

(e)     all legal, accounting, and other professional fees and expenses,

(f)      all fees and expenses of Licensee Program Contracts and Licensee’s Contracts (to the extent not assumed by Broker), music licensing fees, insurance, security, equipment and vehicle expenses;

(g)     all real estate and personal property taxes, if any, relating to the Stations’ transmitter sites, transmission equipment, real property owned by Licensee and studio Equipment;

(h)     all FCC regulatory fees and filing fees with respect to applications or other filings relating to the Stations, excluding any filing fees or other expenses arising out of the transactions contemplated by the Partial Strict Foreclosure Agreement;

(i)       all costs, expenses and capital costs and expenditures associated with the maintenance and operation of the Stations and the Station premises and including, without limitation, those costs and expenses of Licensee referred to in, or to be incurred by Licensee in connection with their obligations under, Section 3, 4, 5 and 6 of this Agreement;

(j)       all costs for engineering support for the Stations;

(k)      all usual and ordinary expenses of operation of the Stations incurred by Licensee consistent with past practices, except as affected by operation under this Agreement; and

(l)       all employee costs and expenses (including salaries, bonuses, overtime, severance, extended disability, maternity and other leave, travel and entertainment charges, taxes, insurance, and all other related costs of personnel employed by Licensee during such month (on a pro rated basis) necessary for the operation of the Stations from and after the date of the Agreement in compliance with the FCC’s rules and regulations).

Notwithstanding anything herein to the contrary, Broker shall have the right to perform and/or contract for the performance of or pay directly all Station Expenses identified in clauses (i)-(j) above to the extent permitted by applicable Law.

2.                            Non-Station Expenses. Anything to the contrary contained herein or in this Agreement notwithstanding, the Station Expenses shall not include, and Broker shall not be responsible for or be required to reimburse Licensee for any of the following:

(m)     Licensee’s income and similar taxes based on or measured by Licensee’s net income;

(n)     interest on and principal of loans and/or indebtedness and other fees, charges, costs and expenses relating to loans and/or indebtedness;

(o)     any compensation provided to any Non-Broker Employee (other than Severance Costs required under applicable law or as may be otherwise agreed to by the Parties in writing);

(p)     any costs, fees or expenses in connection with or arising out of this Agreement and/or the Partial Strict Foreclosure Agreement and/or the other Restructuring Transactions (as defined in the Partial Strict Foreclosure Agreement) and/or the negotiation, administration, interpretation or closing of this Agreement and/or the Partial Strict Foreclosure Agreement and/or the other Restructuring Transactions (as defined in the Partial Strict Foreclosure Agreement) and/or the transactions contemplated hereby and thereby, including, without limitation, any legal, accounting or other professional costs, fees or expenses associated with any of the foregoing; and.

(q)     any unpaid costs, fees, expenses or obligations of Licensee as of the Effective Date of this Agreement.

3.                           Payment Terms. Broker shall pay any Shortfall Reimbursement to Licensee within twenty (20) days after receipt by Broker of an Expense Statement. Payments of all amounts due hereunder for any partial month shall be prorated on a daily basis. Should this Agreement terminate upon the assignment of the Stations to Broker or its designee pursuant to the Partial Strict Foreclosure Agreement, then the final payments hereunder shall be made on the Closing Date. Licensee agrees to provide Broker with an itemized calculation of any Shortfall Reimbursement, which calculation shall be subject to Broker’s review.

4.                           Reimbursement Cap. Notwithstanding anything to the contrary contained in this Attachment I, in no event shall a Shortfall Reimbursement in any given calendar month exceed the total cash actually collected by the Broker from its programming and use of the Stations in such month (such amount, the “Reimbursement Cap”). Licensee shall be afforded reasonable access to all records regarding Broker’s performance under this Agreement, including the total cash collected throughout the Term. Licensee shall be afforded reasonable access to all records necessary to establish the total cash collected during the Term for purposes of determining the accuracy of an asserted Reimbursement Cap. In the event of a dispute regarding any Shortfall Reimbursement owed to the Licensee during or at the termination of this Agreement, the Parties agree to act in good faith to negotiate a resolution of the disputed issue that is reasonably satisfactory to both Parties.

Schedule 5(b)

Employees